EXHIBIT 99.2
FOR IMMEDIATE RELEASE

For further information contact:
James C. Hagan, President & CEO
Leo R. Sagan, Jr., CFO
413-568-1911

Westfield Financial, Inc. Announces Second Stock Repurchase Program

Westfield, Massachusetts, May 25, 2010:  Westfield Financial, Inc. (the “Company”) (NASDAQ:WFD), the holding company for Westfield Bank (the “Bank”), announced today that its Board of Directors has authorized the Company’s second Rule 10b5-1 stock repurchase program for the repurchase of up to 10% or 2,924,367 shares of the Company’s common stock. The Company had previously announced a repurchase program for 3,194,000 shares of its common stock on January 22, 2008 and as of today, 3,062,073 shares have been repurchased under that program. The second stock repurchase program will commence upon the completion of the first program, which is expected to occur shortly, subject to market conditions.

About Westfield Financial, Inc.

Westfield Financial is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank. The Bank is a federally-chartered savings bank regulated by the Office of Thrift Supervision. The Bank is headquartered in Westfield, Massachusetts and operates through 11 banking offices in Agawam, East Longmeadow, Feeding Hills, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts.  The Bank’s deposits are insured by the Federal Deposit Insurance Corporation.

Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and in subsequent filings with the Securities and Exchange Commission.  In addition, the forward-looking statements included in this press release represent our views as of the date of this release. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.